                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 July 23, 1998
                                 -------------
                Date of Report (Date of earliest event reported)


                            Digital Lightwave, Inc.
                            -----------------------
               (Exact name of Registrant as Specific in Charter)


       Delaware                   000-21669                     95-4313013
       --------                   ---------                     ----------
(State or Other Juris.           (Commission                  (IRS Employer
   of Incorporation              File Number)              Identification No.)


601 Cleveland Street, Fifth Floor
Clearwater, Florida                                                33775
-------------------                                                -----
(Address of Principal                                            (Zip Code)
Executive Offices)


                                 (813) 442-6677
                                 --------------
                        (Registrant's telephone number,
                              including area code)

ITEM 5.   OTHER EVENTS.

     On July 23, 1998, the Company entered into a memorandum of understanding (the "MOU") with respect to the proposed settlement of the consolidated class actions pending in the United States District Court for the Middle District of Florida (the "Settlement") against the Company and certain other defendants. The MOU sets forth an agreement in principal with respect to the full and final resolution of all claims (the "Settled Claims"), including Federal statutory and common law claims as well as all derivative and any unasserted claims, against the Company and the other defendants in the case (the "Released Parties"). Pursuant to the terms of the MOU, in exchange for the full and final release of the of the Release Parties, the Company will pay $4.25 million in cash, which payment will be primarily funded by the Company's directors' and officers' liability insurance policy, and issue 1.8 million shares of freely tradeable common stock of the Company ("Common Stock"). The settlement is subject to the negotiation of a Stipulation of Settlement containing customary provisions and approval by the Company's Board of Directors and its primary insurance carrier. The Settlement is also subject to approval by the court presiding over the pending litigation and entry of a final Judgement of Dismissal of the Settled Claims.

     The Company has also signed a non-binding letter of intent (the "LOI") with respect to the private placement of up to $15.5 million of convertible securities to be issued by the Company. VantagePoint Communications Partners, L.P. and an affiliate will be the initial investors ("VantagePoint"). The LOI provides that the private placement will consist of two tranches, with a first tranche of $10.0 million (the "Initial Tranche") and a second tranche of up to $5.5 million (the "Final Tranche"). The Final Tranche is subject to further agreement by the parties.

     Upon the closing of the Initial Tranche the Company will issue secured convertible debt (the "Interim Debt") in the face amount of $10 million. The Interim Debt will have a one year term and will bear interest at the Applicable Federal Rate for a one year security which is currently estimated at 5.5% per year. The Interim Debt will automatically convert into shares of a newly designated class of preferred stock (the "Preferred Stock") with an aggregate liquidation preference of $10.0 million on the earlier of: (i) the effective date of the Settlement on terms substantially


                                  Page 2 of 6
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the same as those outlined in the MOU; or (ii) the election of the holders of the Interim Debt. The Final Tranche will involve the issuance of additional shares of Preferred Stock with an aggregate liquidation preference equal to its issue price.

     The Preferred Stock issued upon conversion of the Interim Debt or in connection with the closing of the Final Tranche will be automatically converted into shares of Common Stock: (i) if the trading price of the Company's Common Stock exceeds three times the conversion price for the Preferred Stock (the "Conversion Price"); (ii) if the Company completes a public offering of at least $20 million of Common Stock at a price which exceeds three times the Conversion Price; or (iii) on December 31, 2001. The Conversion Price for the Initial Tranche shall equal the average closing price for the Common Stock for the 25 trading days from June 18 through July 23, 1998 reduced by 20%. The Conversion Price for the Final Tranche, will be determined based upon the closing price of the Common Stock for the 25 trading days prior to the closing of the Final Tranche reduced by 20%. The Preferred Stock will not accrue dividends and will have voting rights on an as-if converted basis.

     In connection with a closing of the proposed financing, Dr. Bryan Zwan, the Chief Executive Officer of the Company, would agree to vote his shares of Common Stock in favor of Mr. William Jefferson Marshall, a managing partner of VantagePoint, to continue to serve as a director of the Company for such period of time that VantagePoint owns all of the issued and outstanding Interim Debt, Preferred Stock, or retains at least 10 percent of the Company's Common Stock and share equivalents outstanding. The closing of the Initial Tranche is subject to the negotiation and execution of a definitive agreement between the Company and VantagePoint, the rendering of a fairness opinion to the independent directors of the Company and certain other customary closing conditions.

     On July 28, 1998 the registrant issued the press release regarding, among other items, the MOU and LOI and is attached hereto as Exhibit 99.1.




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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a)   Financial statements of businesses acquired.

          Not applicable.

    (b)   Pro forma financial information.

          Not applicable.

    (c)   Exhibits.


          NUMBER                        DESCRIPTION
          ------                        -----------
           99.1     Press Release of Digital Lightwave, Inc. dated July 28, 1998.



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
                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        DIGITAL LIGHTWAVE, INC.



Date: July 31, 1998                     By:/s/ Steven Grant
                                           -----------------------
                                           Steven Grant
                                           Chief Financial Officer

                                 EXHIBIT INDEX


Number                            Description                   Page
------                            -----------                   ----
99.1                  Press Release of Digital Lightwave, Inc.
                      dated July 28, 1998.










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